Exhibit 99.1

Contact:	Frederick J. Hirt, CFO (610) 478-3117

ARROW INTERNATIONAL, INC. REPORTS
THIRD QUARTER AND NINE MONTHS FISCAL YEAR 2007 FINANCIAL RESULTS

READING, PA, June 28, 2007– Arrow International, Inc. (NASDAQ: ARRO) today reported results for its third fiscal quarter and nine months ended May 31, 2007.

Third Quarter

Net sales for the third quarter of fiscal year 2007 increased 6.7% to $130.5 million from $122.3 million in the third quarter of fiscal year 2006.  Sales of critical care products increased by 7.0%, primarily due to stronger sales of central venous catheters and specialty catheters, especially arterial, epidural and peripheral nerve block products.  Sales of cardiac care products were up 5.0% as a result of increased international sales of intra-aortic balloons and pumps, including sales of the latest version of the AutoCAT®2Wave™ pump and associated FiberOptix™ catheter system.

U.S. sales increased by 5.2% due primarily to increased sales of specialty and central venous catheters.  International sales increased by 9.0% principally as a result of increased sales of central venous catheters, specialty catheters, intra-aortic balloon pumps and catheters, a $1.3 million favorable foreign exchange impact and $0.6 million from sales by Arrow U.K., the Company’s United Kingdom (U.K.) subsidiary, due to higher sales prices resulting from direct selling in this region following the acquisition by the Company in April 2006 of certain assets of its former U.K. distributor.

Gross profit increased by 11.8% to $66.2 million from $59.2 million in the prior fiscal year’s third quarter, which included a charge of $1.0 million for the step-up in cost basis of inventories acquired as part of Arrow’s purchase of certain assets of its former U.K. distributor in April 2006.  Gross margin increased to 50.7% for the third quarter of fiscal year 2007 compared to 48.5% a year ago.  Lower manufacturing costs resulting from improved manufacturing processes, and $0.6 million of incremental gross profit from sales by Arrow U.K. were partially offset by changes in product and geographic mix as a larger proportion of products were sold at lower gross margins.

Research and development (R&D) expenses were $7.0 million or 5.4% of net sales in the third quarter of fiscal year 2007 versus $7.2 million or 5.9% of net sales in the same quarter of fiscal year 2006.  Included in the third quarter of fiscal year 2007 were R&D expenses for the write-off of assets related to CorAide™, the Company’s left ventricular assist device licensed from the Cleveland Clinic Foundation, of $0.5 million, or approximately $0.01 diluted earnings per share, primarily related to the property, plant and equipment that did not have an alternative future use based upon the Company’s previously reported decision to seek an alternative approach for the development of CorAide™.  In addition to the aforementioned write-off, R&D expenses related to CorAide™ decreased by approximately $0.5 million when compared to the third quarter a year ago.

Selling, general and administrative (SG&A) expenses were $35.8 million in the third quarter of fiscal year 2007, or 27.4% of net sales, compared to $32.6 million, or 26.7% of net sales, in the third quarter of the prior fiscal year.  This increase in SG&A expenses was due in part to $0.6 million of incremental operating expenses related to the Company’s Arrow U.K. operation and $0.9 million of legal expenses which includes patent litigation involving the lawsuit against Datascope Corp. in which the Company and The Johns Hopkins University were awarded a favorable judgment on June 15, 2007.

During the third quarter of fiscal year 2007 the Company incurred a charge of $0.8 million for expenses related to its previously announced decision to review strategic alternatives aimed at enhancing shareholder value.  This charge reduced diluted earnings per share by approximately $0.01.  Also included in the third quarter of fiscal year 2007 results was a restructuring charge of $0.4 million related primarily to the severance cost associated with the Company’s previously announced plan to transfer all intra-aortic balloon catheter manufacturing from its Everett, MA facility into existing manufacturing facilities in Hradec Králové, Czech Republic over the next six months.

As a result of the foregoing, operating income for the third fiscal quarter increased 14.5% to $22.1 million, or 16.9% of net sales, versus $19.3 million, or 15.8% of net sales, in the third quarter of the prior fiscal year.  Income before income taxes for the third fiscal quarter increased 11.3% to $22.7 million, or 17.4% of net sales, versus $20.4 million, or 16.7% of net sales, in the third quarter of the prior fiscal year. Income before tax for the third quarter was negatively impacted by a loss of approximately $0.3 million, or $0.005 diluted earnings per share, related to an unhedged foreign currency position resulting from a decision to delay the refinancing of short-term, Czech koruna-denominated indebtedness.

The Company’s effective income tax rate for the third quarter of fiscal year 2007 was 36% compared to 32% in the comparable prior quarter.    As a result of the increased income before tax and higher income tax rate, the provision for income taxes in the third quarter of fiscal year 2007 was $8.2 million compared to $6.5 million in the prior fiscal year quarter.  The Company anticipates its effective tax rate for the full fiscal year 2007 will be 36%.

Net income for the third quarter of fiscal year 2007 increased 4.3% and was $14.5 million, or 11.1% of net sales, compared with $13.9 million, or 11.4% of net sales, in the prior fiscal year’s third quarter.  Diluted earnings per share were $0.31 in this year’s third fiscal quarter compared to $0.31 in the prior fiscal year’s third quarter.

Nine Months

For the nine-month period ended May 31, 2007, Arrow’s net sales were $378.8 million, an increase of 7.5% compared to $352.4 million in the same period of the prior fiscal year.  Operating income for the first nine months of fiscal year 2007 was $65.4 million compared to $54.5 for the prior fiscal year.  As a result, net income increased 13.3% to $43.5 million compared to $38.4 million in the prior fiscal year period, and diluted earnings per share were $0.95 compared to $0.85 in the same period of the prior year.

Comments by President and CEO

Commenting on the third quarter, Arrow interim President and CEO, Philip B. Fleck said, “Arrow’s sales growth was led once again by our sales in Europe, which grew 12.8% at constant exchange rates.  Approximately 240 basis points of that increase was due to our selling direct in the U.K., and we experienced strong growth in our central venous catheters, specialty catheters and cardiac assist products.

“Our results for the U.S. benefited from sales of new products including the Maximal Barrier Central Venous Access Kit and the Arrow Pressure Injectable PICC (Peripherally Inserted Central Catheter), which continue to be well received by our customers.  The decrease in sales in constant dollars of 1.3% in Asia/International was due primarily to the impact of a decline in sales volume and reimbursement for central venous catheters in Japan, and a slower than anticipated expansion of our Chinese distributor’s sales organization.

“Arrow’s operating income for the quarter benefited from an improvement in gross margin.  However, our operating expenses increased as the result of charges we took from expenses related to the process of exploring the Company’s strategic alternatives and higher legal expenses due to litigation to defend certain patent rights relating to some of the Company’s products.”

Sales and E.P.S. Targets

For the full fiscal year ending August 31, 2007, the Company is targeting net sales of $512 million to $515 million.  For the fourth quarter of fiscal year 2007, the Company is targeting net sales of $133 million to $136 million based on exchange rates in effect at the end of May 2007 and diluted earnings per share of $0.36 to $0.39 before charges for expenses related to the strategic alternatives valuation process and severance costs for former executives.  Excluding such special charges and fourth quarter severance costs, the full year targets for diluted earnings per share are $1.32 to $1.35.

The targets for the full fiscal year 2007 reflect assumptions regarding growth that the Company believes are reasonable, but cannot assure will occur as presently anticipated.

Balance Sheet and Cash Flow

Cash and Marketable Securities on May 31, 2007 were $173.4 million, up from $133.3 million at May 31, 2006, while short-term debt of $62.7 million increased by $11.4 million from the prior fiscal year level. The amount of days sales outstanding increased to 75 days at May 31, 2007 from 72 days at May 31, 2006.  Inventory turns of 2.3 times per year remained relatively consistent compared to prior year levels.

Operating income, plus depreciation and amortization, increased to $86.6 million for the first nine months of fiscal year 2007 from $74.4 million in the same period of the prior fiscal year.  Depreciation and amortization expenses were $21.2 million and capital expenditures were approximately $23.7 million for the nine months ended May 31, 2007.

Sales Tables

The table below shows sales of Arrow critical care product platforms and cardiac care products for the third quarter and nine months ended May 31, 2007, with comparisons to the same prior year periods.

	Third Quarter				Nine Months
Sales by Product Platforms (Dollars in millions)	FY07	FY06	% Change	% Change at Constant Exchange Rates (1)	FY07	FY06	% Change	% Change at Constant Exchange Rates (2)

Central Venous Catheters	$66.9	$63.2	5.9%	4.7%	$196.6	$182.8	7.6%	6.8%
Specialty Catheters	42.7	39.2	8.9%	8.1%	121.7	111.9	8.8%	7.9%
Non-Arrow U.S. distributed products (3)	1.9	1.8	5.6%	5.6%	5.5	5.8	(5.2)%	(5.2)%
Subtotal Critical Care	$111.5	$104.2	7.0%	6.1%	$323.8	$300.5	7.8%	7.0%
Cardiac Care	19.0	18.1	5.0%	2.7%	55.0	51.9	6.0%	4.4%
TOTAL	$130.5	$122.3	6.7%	5.6%	$378.8	$352.4	7.5%	6.6%

1)
Percentage change at constant exchange rates are calculated by dividing third quarter fiscal year 2007 sales by third quarter fiscal year 2006 local currency sales translated at third quarter fiscal year 2007 exchange rates.

2)
Percentage change at constant exchange rates are calculated by dividing nine-month fiscal year 2007 sales by nine-month fiscal year 2006 local currency sales translated at nine-month fiscal year 2007 exchange rates.

3)	The Company purchased its New York area distributor in September 2002 and has continued to distribute non-Arrow products through this subsidiary.

The table below shows Arrow geographical sales for the third quarter and nine months ended May 31, 2007, with comparisons to the same prior year periods.  The weakness of the U.S. dollar compared to same periods of last year increased the percentage change in sales by 1.1% and 0.9% for the third quarter and nine month periods, respectively.

	Third Quarter				Nine Months
Geographical Sales (Dollars in millions)	FY07	FY06	% Change	% Change at Constant Exchange Rates (1)	FY07	FY06	% Change	% Change at Constant Exchange Rates (2)

United States	$75.4	$71.7	5.2%	5.2%	$220.3	$209.7	5.1%	5.1%

Europe	30.0	24.6	22.0%	12.8%	83.1	67.4	23.3%	15.3%
Asia/International	23.2	24.2	(4.1)%	(1.3)%	69.9	69.5	0.6%	3.1%

Subtotal International Sales	53.2	48.8	9.0%	6.3%	153.0	136.9	11.8%	9.6%

Subtotal Arrow Products	$128.6	$120.5	6.7%	5.6%	$373.3	$346.6	7.7%	6.8%

Non-Arrow U.S. distributed products (3)	1.9	1.8	5.6%	5.6%	5.5	5.8	(5.2)%	(5.2)%

Total Company Sales	$130.5	$122.3	6.7%	5.6%	$378.8	$352.4	7.5%	6.6%

1)
Percentage change at constant exchange rates are calculated by dividing third quarter fiscal year 2007 sales by third quarter fiscal year 2006 local currency sales translated at third quarter fiscal year 2007 exchange rates.

2)
Percentage change at constant exchange rates are calculated by dividing nine-month fiscal year 2007 sales by nine-month fiscal year 2006 local currency sales translated at nine-month fiscal year 2007 exchange rates.

3)	The Company purchased its New York area distributor in September 2002 and has continued to distribute non-Arrow products through this subsidiary.

Conference Call and Webcast

The Company will hold a conference call to discuss its third quarter fiscal year 2007 results today, June 28, 2007, at 4:30 pm Eastern Time.  The call and simultaneous webcast can be accessed by dialing (800)737-9483 in the U.S. and Canada, and (706)679-7371 for international and local callers, using ID 4875878, or by visiting http://www.arrowintl.com/presentations/.

Company Information

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care.  The Company’s products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, and other health care providers.

Arrow International’s news releases and other company information can be found on the World Wide Web at http://www.arrowintl.com.

The Company’s common stock trades on the NASDAQ Global Select MarketSM under the symbol ARRO.

Safe Harbor Statement

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release provides historical information and includes forward-looking statements (including projections).  Although the Company believes that the expectations in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct.  The forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change.  Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material.  Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by the Company of results that actually will be achieved.  Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize.  Investors are cautioned not to place undue reliance on the forward-looking statements.  In connection with the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions the reader that, among others, the factors below, which are discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2006, as amended, and in its other filings with the Securities and Exchange Commission, could cause the Company’s results to differ materially from those stated in the forward-looking statements.  These factors include: (i) stringent regulation of the Company’s products by the US Food and Drug Administration and, in some jurisdictions, by state, local and foreign governmental authorities; (ii) the highly competitive market for medical devices and the rapid pace of product development and technological change in this market; (iii) pressures imposed by the health care industry to reduce the cost or usage of medical products and services, as well as pressures on pricing resulting from consolidation within the medical device industry; (iv) dependence on patents and proprietary rights to protect the Company’s trade secrets and technology, and the need for litigation to enforce or defend these rights; (v) risks associated with the Company’s international operations; (vi) potential product liability risks inherent in the design, manufacture and marketing of medical devices; (vii) risks relating to interruptions in the supply of or increases in the price of essential raw materials or components; (viii) dependence upon strong relationships with physicians for research, development, marketing and sale of many of the Company’s products; (ix) risks associated with the Company’s use of derivative financial instruments; and (x) dependence on the continued service of key members of the Company’s management.

Arrow International, Inc.
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
Consolidated Statements of Income Data:	May 31, 2007	May 31, 2006	May 31, 2007	May 31, 2006
Net sales	$130,496	$122,257	$378,818	$352,405
Cost of goods sold	64,354	63,023	187,562	180,225
Gross profit	66,142	59,234	191,256	172,180
Operating expenses:
Research and development	7,034	7,199	20,384	20,708
Selling, general and administrative	35,797	32,602	103,700	97,081
Special charges	789	-	1,090	-
Restructuring charges	431	130	714	(126)
Total operating expenses	44,051	39,931	125,888	117,663

Operating income	22,091	19,303	65,368	54,517
Interest, net	(1,287)	(912)	(3,616)	(2,059)
Other (income) expenses, net	708	(219)	1,085	(101)

Income before income taxes	22,670	20,434	67,899	56,677
Provision for income taxes	8,162	6,535	24,444	18,314

Net income	$14,508	$13,899	$43,455	$38,363

Basic earnings per common share	$0.32	$0.31	$0.96	$0.86

Diluted earnings per common share	$0.31	$0.31	$0.95	$0.85

Weighted average shares used in computing basic earnings per common share	45,169	44,810	45,071	44,729
Weighted average shares used in computing diluted earnings per common share	45,692	45,281	45,608	45,242

Consolidated Balance Sheet:	May 31, 2007	August 31, 2006
ASSETS
Cash and cash equivalents	$160,174	$148,576
Marketable securities	13,179	9,783
Receivables (net)	104,809	96,937
Inventories	113,954	102,901
Prepaid expenses and other	25,966	31,023
Total current assets	418,082	389,220

Property, plant and equipment (net)	181,067	173,853
Other assets	127,087	134,364
Total assets	$726,236	$697,437

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable and lines of credit	$62,748	$70,979
Other current liabilities	74,683	66,113
Current maturities of long-term debt	973	995
Other liabilities	31,533	33,802
Total liabilities	169,937	171,889

Total shareholders' equity	556,299	525,548
Total liabilities and shareholders' equity	$726,236	$697,437